Exhibit 5.1

December 15, 2008

Clearwater Paper Corporation

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

Re:	Registration Statements on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statements on Form S-8 (the “Registration Statements”) to be filed by Clearwater Paper Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to (a) 5,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Clearwater Paper Hourly 401(k) Plan (the “Hourly Plan”), (b) 3,000,000 shares of Common Stock issuable pursuant to the Clearwater Paper Salaried 401(k) Plan (the “Salaried Plan”), (c) 1,695,000 shares of Common Stock issuable pursuant to the Clearwater Paper Corporation 2008 Stock Incentive Plan (the “Incentive Plan”, and together with the Hourly Plan and the Salaried Plan, the “Stock Plans”) and (d) $10,000,000 of Deferred Compensation Obligations (the “Obligations”) of the Company to be offered pursuant to the Clearwater Paper Corporation Management Deferred Compensation Plan (the “Deferred Compensation Plan”).

It is my opinion that such shares of the Common Stock of the Company, when issued and sold in accordance with each of the Stock Plans, will be legally issued, fully paid and nonassessable.

In addition, it is my opinion that following the deferrals of compensation giving rise to the Obligations in accordance with the terms of the Deferred Compensation Plan, the Obligations will constitute binding obligations of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to each of the Registration Statements.

Very truly yours,

/s/ Michael S. Gadd
Michael S. Gadd
Associate General Counsel and Corporate Secretary